Exhibit (j)(3)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the captions “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” and to the use of our reports dated February 10, 2006 on Goldman Sachs Variable Insurance Trust (comprising, respectively, the Goldman Sachs Growth and Income Fund, Goldman Sachs Structured U.S. Equity Fund (formerly Goldman Sachs CORE U.S. Equity Fund), Goldman Sachs Structured Small Cap Equity Fund (formerly Goldman Sachs CORE Small Cap Equity Fund), Goldman Sachs Capital Growth Fund, Goldman Sachs Mid Cap Value Fund and Goldman Sachs International Equity Fund), which are incorporated by reference in this Registration Statement (Form N-1A 333- 35883 and 811-08361) of Goldman Sachs Variable Insurance Trust.

/s/ERNST & YOUNG LLP
New York, New York
April 27, 2006